Exhibit 3.1

Execution Version

CERTIFICATE OF INCORPORATION

OF

ATHENE HOLDING LTD.

ARTICLE I

NAME

The name of the Corporation is Athene Holding Ltd. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). The corporation is being incorporated in connection with the domestication of Athene Holding Ltd., a Bermuda exempted company (“Athene Bermuda”), in Delaware pursuant to Section 388 of the DGCL, and a certificate of domestication of Athene Bermuda is being filed contemporaneously herewith. As provided in Section 388, the existence of the Corporation shall be deemed to have commenced on the date that the corporate existence of Athene Bermuda commenced and the Corporation shall be deemed to be the same legal entity as Athene Bermuda.

ARTICLE IV

AUTHORIZED STOCK

Section 4.01 Capitalization.

(a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 400,000,000 which shall be divided into two classes as follows:

(i)	360,000,000 shares of common stock, $0.001 par value per share (“Common Stock”); and

(ii)

40,000,000 shares of preferred stock, $1.00 par value per share (“Preferred Stock”), which may be designated from time to time in accordance with this Article IV, of which 34,500 shares are designated as “6.35% Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series A” (“Series A Preferred Stock”), 13,800 shares are designated as “5.625% Fixed Rate Perpetual Non-Cumulative Preferred Stock, Series B” (“Series B Preferred Stock”), 24,000 shares are designated as “6.375% Fixed Rate Reset Perpetual Non-Cumulative Preferred Stock, Series C”

(“Series C Preferred Stock”), 23,000 shares are designated as “4.875% Fixed-Rate Perpetual Non-Cumulative Preferred Stock, Series D” (“Series D Preferred Stock”), and 20,000 shares are designated as “7.750% Fixed-Rate Reset Perpetual Non-Cumulative Preferred Stock, Series E” (“Series E Preferred Stock”).

(b) The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then outstanding shares of capital stock entitled to vote thereon, in each case irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no other vote of the holders of the Common Stock or Preferred Stock, voting together or separately as a class, shall be required therefor, unless a vote of the holders of any such class or classes or series thereof is expressly required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(c) Except to the extent expressly provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), no share of stock of the Corporation shall entitle any holder thereof to any preemptive, preferential, or similar rights with respect to the issuance of shares of Common Stock, Preferred Stock or other capital stock of the Corporation.

Section 4.02 Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval (except as may be required by any certificate of designation relating to any series of Preferred Stock), the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the certificate of designation of such series, increase (but not above the total number of shares of Preferred Stock then authorized and available for issuance and not committed for other issuance) or decrease (but not below the number of shares of such series then outstanding). The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

The designations, powers, preferences and other special rights of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock and the qualifications, limitations or restrictions thereof, are set forth in Annex A, Annex B, Annex C, Annex D, and Annex E hereto, respectively (and for the purposes of this Certificate of Incorporation, Annex A, Annex B, Annex C, Annex D, and Annex E are deemed to be the certificates of designations for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock). Each certificate of designation for a series of Preferred Stock created pursuant to this Certificate of Incorporation (including Annex A, Annex B, Annex C, Annex D, and Annex E) shall be incorporated by reference in and be deemed part of this Certificate of Incorporation.

Effective as of 10:59 p.m. Eastern Time on December 31, 2023 (the “Effective Time”), (i) each Class A Common Share, $0.001 par value (each, a “Class A Common Share”), of Athene Bermuda issued and outstanding immediately prior to the Effective Time shall become and for all purposes be deemed to be one issued and outstanding, fully paid and non-assessable share of Common Stock of the Corporation, without any action required on the part of the Corporation, its stockholders or Athene Bermuda’s shareholders, and any share certificate that, immediately prior to the Effective Time, represented Class A Common Shares of Athene Bermuda shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Common Stock, and (ii) each share of the 6.35% Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Shares, Series A, US$1.00 par value per share, US$25,000 liquidation preference per share (the “Bermuda Series A Preferred Stock”), the 5.625% Fixed Rate Perpetual Non-Cumulative Preferred Shares, Series B, US$1.00 par value per share, US$25,000 liquidation preference per share (the “Bermuda Series B Preferred Stock”), the 6.375% Fixed Rate Reset Perpetual Non-Cumulative Preferred Shares, Series C, US$1.00 par value per share, US$25,000 liquidation preference per share (the “Bermuda Series C Preferred Stock”), the 4.875% Fixed-Rate Perpetual Non-Cumulative Preferred Shares, Series D, US$1.00 par value per share, US$25,000 liquidation preference per share (the “Bermuda Series D Preferred Stock”), and the 7.750% Fixed-Rate Reset Perpetual Non-Cumulative Preferred Shares, Series E, US$1.00 par value per share, US$25,000 liquidation preference per share (the “Bermuda Series E Preferred Stock”) of Athene Bermuda issued and outstanding immediately prior to the Effective Time shall become and for all purposes be deemed to be one issued and outstanding, fully paid and non-assessable share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock, as applicable, without any action required on the part of the Corporation, its stockholders or Athene Bermuda’s shareholders, and any share certificate that, immediately prior to the Effective Time, represented any share of the Bermuda Series A Preferred Stock, Bermuda Series B Preferred Stock, Bermuda Series C Preferred Stock, Bermuda Series D Preferred Stock, or Bermuda Series E Preferred Stock of Athene Bermuda shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock, as applicable, of the Corporation.

Section 4.03. Stockholder Rights. In connection with any vote of stockholders to approve a merger or amalgamation with respect to the Corporation (a “Company Merger Vote”), each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock shall have the power to vote in connection with any such Company Merger Vote. Solely in connection with any such Company Merger Vote, all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock shall collectively represent 0.1% of the total voting power of the Corporation with the total voting power attributable to each share of the Common Stock being reduced by such percentage on a pro-rated basis.

ARTICLE V

TERMS OF COMMON STOCK

Section 5.01 Voting. Except as required by the DGCL or as expressly otherwise provided by this Certificate of Incorporation, each holder of Common Stock, as such, shall be entitled to vote on any matter submitted to the stockholders of the Corporation generally. Each holder of a share of Common Stock shall be entitled, in respect of each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation, to one vote on all matters on which holders of Common Stock are entitled to vote. Notwithstanding anything to the contrary herein, holders of Common Stock shall have no voting, approval or consent rights in respect of any amendments to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock on which the holders of such affected series of Preferred Stock are entitled to vote.

Section 5.02 Dividends. Subject to Applicable Law and the rights, if any, of the holders of any series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the other stockholders with respect to the payment of dividends, the Board of Directors may, in its sole discretion, at any time and from time to time, declare, make and pay dividends of cash or other assets to the holders of Common Stock. Subject to any certificate of designation relating to any series of Preferred Stock, dividends, to the extent so declared, shall be paid to the holders of Common Stock on a pro rata basis in accordance with the number of shares of Common Stock held by them as of the record date selected by the Board of Directors. Notwithstanding anything otherwise to the contrary herein, the Corporation shall not make or pay any dividend of cash or other assets with respect to (i) shares of Series A Preferred Stock, (ii) shares of Series B Preferred Stock, (iii) shares of Series C Preferred Stock, (iv) shares of Series D Preferred Stock, (v) shares of Series E Preferred Stock, or (vi) any other series of Preferred Stock except, in each case, for dividends in accordance with the certificate of designation relating to such series of Preferred Stock.

Section 5.03 Liquidation. Upon a Dissolution Event, after payment or provision for payment of the debts and other liabilities of the Corporation and to the rights, if any, of the holders of any class or series of stock having a preference over or the right to participate with the other stockholders with respect to the distribution of assets of the Corporation upon such Dissolution Event, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders on a pro rata basis in accordance with the number of shares of Common Stock held by them.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.01 General. Except as otherwise provided in the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.02 Board Generally. Except as otherwise provided pursuant to any certificate of designation with respect to any outstanding series of Preferred Stock relating to the rights of the holders of Preferred Stock to elect additional directors (such directors, the “Preferred Stock Directors”), the Board of Directors or the holders of Common Stock may, from time to time, set the total number of Directors which shall constitute the Board of Directors. Each Director elected shall hold office until such Director’s successor is duly elected and qualified, or, if earlier, until such Director’s death or until such Director resigns or is removed in the manner hereinafter provided.

Section 6.03 Election of Directors. Directors shall be elected at such annual meeting of stockholders in the manner provided in the bylaws of the Corporation as in effect from time to time (the “Bylaws”) and each Director elected shall hold office until the succeeding meeting after such Director’s election and until such Director’s successor is duly elected and qualified, or, if earlier, until such Director’s death or until such Director resigns or is removed in the manner hereinafter provided. Directors need not be elected by written ballot, unless the Bylaws so provide.

Section 6.04 Removal. Any Director or the whole Board of Directors (other than a Preferred Stock Director) may be removed, with or without cause, at any time, subject to the terms and conditions of any Preferred Stock of the Corporation that is issued and outstanding, by (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock at an annual meeting or at a special meeting of stockholders called for that purpose or (ii) the holders of a majority of the outstanding shares of Common Stock acting by written consent.

Section 6.05 Vacancies. Unless otherwise required by Applicable Law, any newly created directorship or vacancy on the Board of Directors (other than a Preferred Stock Director) may be filled, subject to the terms and conditions of any Preferred Stock of the Corporation that is issued and outstanding, by the affirmative vote of a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director or by the affirmative vote of holders of a majority of the Common Stock outstanding at a stockholder meeting called for the purpose of filling such vacancy or by the holders of a majority of the Common Stock outstanding acting by written consent.

ARTICLE VII

AMENDMENTS; VARIATION OF RIGHTS

Section 7.01 Amendments. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, amend and repeal, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate of Incorporation, but the holders of Common Stock may make, alter, amend or repeal the Bylaws whether adopted by them or otherwise; provided, that any such adoption, amendment, or repeal by the Board of Directors or the stockholders that materially, adversely and disproportionately affects the rights, obligations, powers or preferences of any class of shares without similarly affecting the rights, obligations, powers or preferences of all classes of shares shall require a vote of the majority of the issued and outstanding shares constituting such class so affected. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

ARTICLE VIII

OUTSIDE ACTIVITIES

Section 8.01 Outside Activities. Except with respect to any corporate opportunity expressly offered to (x) any member of the Apollo Group or an Affiliate of any member of the Apollo Group, (y) any of the Directors or any of their respective Affiliates (other than the Corporation and its Subsidiaries), or (z) any officer, employee or agent of the Corporation, or any director, officer, employee or agent of any of the Corporation’s Subsidiaries, who is also, and is presented such business opportunity in his or her capacity as, an officer, director, employee, managing director, general or limited partner, manager, member, shareholder, agent or other Affiliate of any member of the Apollo Group or of any Affiliate of any member of the Apollo Group, in the case of each of clauses (x), (y) and (z), excluding the Chief Executive Officer of the Corporation and the other executive officers and employees of the Corporation and its Subsidiaries (the Persons described in clauses (x), (y) and (z), “Specified Parties” and each, a “Specified Party”), to the fullest extent permitted by the DGCL, each Specified Party shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Corporate Group Member (other than any Subsidiaries of the Corporation that are insurance companies which are regulated by a governmental entity (“Insurance Subsidiaries”), independently or with others, including business interests and activities in direct competition with the business and activities of any Corporate Group Member (other than any Insurance Subsidiaries), and none of the same shall constitute a violation of this Certificate of Incorporation or any duty otherwise existing at law, in equity or otherwise to any Corporate Group Member or any holder of shares of capital stock of the Corporation. Subject to the immediately preceding sentence, no Corporate Group Member (other than an Insurance Subsidiary) or any holder of shares of capital stock of the Corporation shall have any rights by virtue of this Certificate of Incorporation, the DGCL or otherwise in any business ventures of any Specified Party, and the Corporation hereby waives and renounces any interest or expectancy therein. The Corporation and its Subsidiaries do not renounce any right, interest or expectancy in any business opportunity offered to a Specified Party who is a Director or officer if such business opportunity is expressly offered for the Corporation or its Subsidiaries to such person solely in his or her capacity as a Director or officer (a “Corporate Opportunity”); provided, however, that all of the protections of this Certificate of Incorporation shall otherwise apply to the Specified Parties with respect to such Corporate Opportunity, including the ability of the Specified Parties to pursue or acquire such Corporate Opportunity, directly or indirectly, or to direct such Corporate Opportunity to another person, if and to the extent that the Corporation or the applicable Subsidiary of the Corporation, as applicable, determines not to pursue such Corporate Opportunity or if it is subsequently determined by the Board or any committee thereof (or board of directors or other governing body of such Subsidiary or any committee thereof), or by any court of competent jurisdiction, that the business opportunity was not in the line of business of the Corporation or such Subsidiary, as applicable, was not of material or practical advantage to the Corporation or such Subsidiary, as applicable, or was one that the Corporation or such Subsidiary, as applicable, was not financially capable of undertaking.

Section 8.02 Approval and Waiver. Subject to the terms of Section 8.01, and subject to any agreement between the Corporation and any Specified Party, but otherwise notwithstanding anything to the contrary in this Certificate of Incorporation and to the fullest extent permitted by Applicable Law: (i) the engaging in competitive activities by any Specified Party in accordance with the provisions of this Article VIII is hereby deemed approved by the Corporation and all holders of shares of its capital stock; (ii) it shall be deemed not to be a breach of any Specified Party’s duties or any other obligation of any type whatsoever of the Specified Party for the Specified Party to engage in such business interests and activities in preference to or to the exclusion of any Corporate Group Member (other than an Insurance Subsidiary); (iii) the Specified Parties shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to any Corporate Group Member (other than an Insurance Subsidiary); and (iv) the Corporation hereby waives and renounces any interest or expectancy in such activities such that the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any such Specified Party.

ARTICLE IX

INDEMNIFICATION, LIABILITY OF INDEMNITEES

Section 9.01 Indemnification.

(a) To the fullest extent permitted by Applicable Law (including, if and to the extent applicable, Section 145 of the DGCL), but subject to the limitations expressly provided for in this Section 9.01, all Indemnified Persons shall be indemnified and held harmless by the Corporation from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnified Person whether arising from acts or omissions occurring before or after the date of this Certificate of Incorporation. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.01(k), the Corporation shall be required to indemnify a Person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced or joined by such Person or any of such Person’s Affiliates only if the commencement of such action, suit or proceeding (or part thereof) by such Person was authorized by the Board of Directors.

(b) To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnified Person in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding pursuant to Section 9.01(a) shall, from time to time, be advanced by the Corporation prior to a final and non-appealable determination that the Indemnified Person is not entitled to be indemnified upon receipt by the Corporation of an undertaking by or on behalf of the Indemnified Person to repay such amount if it ultimately shall be determined that the Indemnified Person is not entitled to be indemnified pursuant to this Section 9.01. Notwithstanding the immediately preceding sentence, except as otherwise provided in Section 9.01(k), the Corporation shall be required to advance expenses to an Indemnified Person pursuant to the immediately preceding sentence in connection with any action, suit or proceeding (or part thereof) commenced or joined by such Person or any of sch Person’s Affiliates only if the commencement of such action, suit or proceeding (or part thereof) by such Person was authorized by the Board of Directors in its sole discretion.

(c) The indemnification provided by this Section 9.01 shall be in addition to any other rights to which an Indemnified Person may be entitled under this Certificate of Incorporation or any other agreement, pursuant to a vote of a majority of Directors who are disinterested with respect to such matter, or as a matter of law, in equity or otherwise, both as to actions in the Indemnified Person’s capacity as an Indemnified Person and as to actions in any other capacity, and shall continue as to an Indemnified Person who has ceased to serve in such capacity.

(d) The Corporation may purchase and maintain insurance, on behalf of its Affiliates, any Indemnified Person and such other Persons as the Board of Directors shall determine in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Corporation’s activities or any such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.

(e) For purposes of this Section 9.01, (i) the Corporation shall be deemed to have requested an Indemnified Person to serve as a fiduciary of an employee benefit plan whenever the performance by it of its duties to the Corporation also imposes duties on, or otherwise involves services by, such Indemnified Person to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnified Person with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 9.01(a); and (iii) any action taken or omitted by an Indemnified Person with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Corporation.

(f) Any indemnification pursuant to this Section 9.01 shall be made only out of the assets of the Corporation. In no event may an Indemnified Person subject any holders of shares of capital stock of the Corporation to personal liability by reason of the indemnification provisions set forth in this Certificate of Incorporation.

(g) To the fullest extent permitted by Applicable Law, an Indemnified Person shall not be denied indemnification in whole or in part under this Section 9.01 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Certificate of Incorporation.

(h) The provisions of this Section 9.01 are for the benefit of the Indemnified Persons and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) To the fullest extent permitted by Applicable Law, each Director and officer shall, in the performance of his, her or its duties, be fully protected in relying in good faith upon the records of the Corporation and on such information, opinions, reports or statements presented to the Corporation by any of the officers, directors or employees of the Corporation or any other Corporate Group Member, or committees of the Board of Directors, or by any other Person (including legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by the Corporation or any other Corporate Group Member) as to matters the Directors or officers, as the case may be, reasonably believe are within such other Person’s professional or expert competence.

(j) No amendment, modification or repeal of this Section 9.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnified Person to be indemnified by the Corporation, nor the obligations of the Corporation to indemnify any such Indemnified Person under and in accordance with the provisions of this Section 9.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in-part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(k) If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 9.01 is not paid in full within thirty (30) days after a written claim therefor by any Indemnified Person has been received by the Corporation, such Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees, to the fullest extent permitted by Applicable Law.

(l) This Section 9.01 shall not limit the right of the Corporation, to the extent and in the manner permitted by Applicable Law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnified Persons.

(m) To the fullest extent permitted by the DGCL as currently in effect or hereafter amended, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, including (without limitation) with regard to any actions taken or omitted as a director of Athene Bermuda (whether taken or omitted prior to the Effective Time, in connection with the discontinuance of Athene Bermuda in Bermuda or the continuance of Athene Bermuda in the State of Delaware or otherwise). No amendment, modification or repeal of this Section 9.01 shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification or repeal.

(n) The Corporation hereby acknowledges that the Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by members of the Apollo Group or other Affiliates of the Corporation or Affiliates of members of the Apollo Group (“Shareholder Affiliates”) separate from the indemnification and advancement of expenses provided by the Corporation under these Bylaws. The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnified Persons under these Bylaws are primary and any obligation of any Shareholder Affiliate to advance Expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons are secondary), (ii) that the Corporation shall be required to advance the full amount of expenses incurred by the Indemnified Persons and shall be liable for the full amount of all expenses and liabilities paid in settlement to the extent legally permitted and as required by Bylaw, without regard to any rights the Indemnified Persons may have against any Shareholder Affiliate, and (iii) that the Corporation irrevocably waives, relinquishes and releases the Shareholder Affiliates from any and all claims against the Shareholder Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

Section 9.02 Liability of Indemnitees.

(a) Notwithstanding anything otherwise to the contrary herein (but without limitation of any other provision of this Certificate of Incorporation providing for the limitation or elimination of liability of any Person), to the fullest extent and in the manner permitted by the DGCL, no Indemnified Person shall be liable to the Corporation, the stockholders of the Corporation, in their capacity as such, or any other Persons who have acquired interests in the securities of the Corporation, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnified Person, or for any breach of contract (including a violation of this Certificate of Incorporation) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnified Person acted in bad faith or engaged in fraud or willful misconduct.

(b) Any amendment, modification or repeal of this Section 9.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Persons under this Section 9.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

ARTICLE X

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

Section 10.01 Special Meetings. Except as otherwise required by Applicable Law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or any holder of Common Stock.

Section 10.02 Action Without a Meeting. Any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken is signed by holders of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to voted thereon were present and voted and is delivered to the Corporation in the manner required by Section 228 of the DGCL.

ARTICLE XI

DEFINITIONS

Section 11.01 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Certificate of Incorporation:

“ACRA HoldCo” means Athene Co-Invest Reinsurance Affiliate Holding Ltd.

“ACRA 2 HoldCo” means Athene Co-Invest Reinsurance Affiliate Holding 2 Ltd.

“Affiliate” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. Except as expressly stated otherwise in this Certificate of Incorporation, the term “Affiliate” with respect to the Corporation does not include at any time any Fund or Portfolio Company.

“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Entity applicable to such Person.

“Apollo Group” means, (i) Apollo Global Management, Inc. (“AGM”) and its Subsidiaries excluding the Corporation and its Subsidiaries, (ii) any investment fund or other collective investment vehicle whose general partner or managing member is owned, directly or indirectly, by any Person described in clause (i), (iii) BRH Holdings GP, Ltd. and each of its shareholders, (iv) any executive officer or employee of AGM or its Subsidiaries excluding the Corporation and its Subsidiaries, and (v) any Affiliate of a Person described in clauses (i), (ii), (iii) or (iv) above; provided, none of the Corporation or its Subsidiaries (other than ACRA HoldCo and its Subsidiaries and ACRA 2 HoldCo and its Subsidiaries and any future similar vehicle and its Subsidiaries) shall be deemed to be a member of the Apollo Group for purposes of this Certificate of Incorporation.

“Board of Directors” means the Board of Directors of the Corporation.

“Bylaws” means the bylaws of the Corporation as in effect from time to time.

“Common Stock” has the meaning assigned to such term in Section 4.01(a)(i).

“Company Merger Vote” has the meaning assigned to such term in Section 4.03.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contrast or otherwise, and “controlling” and “controlled” shall have meanings correlative thereto.

“Corporate Group” means the Corporation and each Subsidiary of the Corporation.

“Corporate Group Member” means a member of the Corporate Group.

“Corporation” has the meaning assigned to such term in Article I.

“DGCL” means the General Corporation Law of the State of Delaware, as amended, supplemented or restated from time to time.

“Director” means a member of the Board of Directors.

“Dissolution Event” means an event giving rise to the dissolution of the Corporation.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and the rules and regulations promulgated thereunder.

“Fund” means any pooled investment vehicle or similar entity sponsored or managed, directly or indirectly, by any member of the Apollo Group or the Corporation or any of its Subsidiaries.

“Governmental Entity” means any United States Federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body).

“Indemnified Person” any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise, nonprofit entity or other entity, including service with respect to employee benefit plans and any Person that the Board of Directors in its sole discretion designate as an “Indemnified Person” as permitted by Applicable Law.

“Person” shall be construed broadly and includes any individual, corporation, firm, partnership, limited liability company, joint venture, estate, business association, trust, Governmental Entity or other entity.

“Portfolio Company” means any Person in which any Fund owns or has made, directly or indirectly, any Investment.

“Preferred Stock” has the meaning set forth in Section 4.01(a)(ii).

“Preferred Stock Director” has the meaning set forth in Section 6.02.

“Securities Act” means the United States Securities Act of 1933, as amended, supplemented or restated from time to time, and the rules and regulations promulgated thereunder.

“Shareholder Affiliates” has the meaning set forth in Section 9.01(n).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person. The term “Subsidiary” does not include at any time any Funds or Portfolio Companies.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Invalidity of Provisions. If any provision of this Certificate of Incorporation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 12.02 Severability. It is the desire and intent of the parties that the provisions of this Certificate of Incorporation be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Certificate of Incorporation shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Certificate of Incorporation or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Certificate of Incorporation or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.03 Construction. In this Certificate of Incorporation, unless the context otherwise requires: (a) section headings in this Certificate of Incorporation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein; (b) words importing the singular include the plural and vice versa; (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (d) a reference to a clause, party, section, article, annex, exhibit or schedule is a reference to a clause or section of, or a party, annex, exhibit or schedule to this Certificate of Incorporation, and a reference to this Certificate of Incorporation includes any annex, exhibit and schedule hereto; (e) a reference to a statute, regulation, proclamation, ordinance or bylaw includes all statutes, regulations, proclamations, ordinances or bylaws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and bylaws issued under the statute; (f) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document; (g) a reference to a party to a document includes that party’s successors, permitted transferees and permitted assigns; (h) the use of the term “including” means “including, without limitation”; (i) the words “herein”, “hereunder” and other words of similar import refer to this Certificate of Incorporation as a whole, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Certificate of Incorporation; and (j) where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

ARTICLE XIII

FORUM SELECTION

Section 13.01 Forum Selection. From and after the effective date of this Certificate of Incorporation, unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. The foregoing will not apply to claims asserting a cause of action arising under the Securities Act, the Exchange Act or other United States Federal securities laws for which there is exclusive Federal or concurrent Federal and state jurisdiction and, unless the Corporation consents in writing to the selection of an alternative forum, the Federal district courts of the United States of America shall be the exclusive forum for the resolution of such claims.

ARTICLE XIV

INCORPORATOR

Section 14.01 Incorporator. The incorporator of the Corporation is Joseph Cohen, whose mailing address is 7700 Mills Civic Parkway, West Des Moines, Iowa, 50266.

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This Certificate of Incorporation shall be effective at 10:59 p.m. (Eastern time) on December 31, 2023.

[Remainder of Page Intentionally Left Blank]

THE UNDERSIGNED, being the incorporator named above, has executed this Certificate of Incorporation on December 29, 2023.

/s/ Joseph Cohen
Joseph Cohen, Incorporator

[Signature page to Certificate of Incorporation of Athene Holding Ltd.]

ANNEX A

SERIES A CERTIFICATE OF DESIGNATION

[SEE ATTACHED.]

ANNEX B

SERIES B CERTIFICATE OF DESIGNATION

[SEE ATTACHED.]

ANNEX C

SERIES C CERTIFICATE OF DESIGNATION

[SEE ATTACHED.]

ANNEX D

SERIES D CERTIFICATE OF DESIGNATION

[SEE ATTACHED.]

ANNEX E

SERIES E CERTIFICATE OF DESIGNATION

[SEE ATTACHED.]